SUB-ITEM 77C: Submission of matters to a vote of security holders

On November 24, 2010, The Merger Fund VL (the “Fund”) held a Special Meeting of Shareholders.

At the Special Meeting, the Fund’s shareholders voted to re-elect three current members (Michael J. Downey, James P. Logan, III and Barry Hamerling) and elect one new member (Michael T. Shannon) to the Fund’s Board of Trustees to hold office until their successors are duly elected and qualified.  The final voting results were as follows:

No. of Shares
Michael T. Shannon
Affirmative	1,159,640.1882
Withhold	90.6208
TOTAL	1,159,730.8090
Michael J. Downey
Affirmative	1,159,640.1882
Withhold	90.6208
TOTAL	1,159,730.8090
James P. Logan, III
Affirmative	1,157,912.7137
Withhold	1,818.0953
TOTAL	1,159,730.8090
Barry Hamerling
Affirmative	1,159,640.1882
Withhold	90.6208
TOTAL	1,159,730.8090

In addition, the Fund’s shareholders considered and approved a proposed investment advisory agreement with Westchester Capital Management, LLC.  The final voting results were as follows:

No. of Shares
Affirmative	1,156,940.8614
Against	2,699.3258
Abstain	90.6218
TOTAL	1,159,730.8090